Exhibit 99.1

CorEnergy Provides Update on Tenant Bankruptcy Process

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.—October 20, 2016 –  On October 20th, the Ultra Petroleum Corp (“Ultra”) bankruptcy court approved a joint request from CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) and Ultra Wyoming LGS, LLC (“Ultra LGS”) to postpone the hearing, scheduled for October 20th, on the CorEnergy motion to dismiss Ultra LGS from the Ultra Petroleum bankruptcy process.

Postponement was requested because CorEnergy and Ultra LGS have agreed to mediation, to begin as soon as reasonably practicable. December 15th has been agreed to as the new deadline for Ultra LGS to accept or reject the Pinedale LGS Lease in order to accommodate scheduling.

The agreement to mediate followed the CorEnergy deposition of a member of Ultra’s senior management taken October 19th.  During the deposition, that senior officer acknowledged that: (i) the earliest date the Shell System could replace the CorEnergy pipeline is late fall 2017; and (ii) the cost estimate Ultra referred to in its recent court filing did not include hundreds of millions of dollars in lost revenue during the approval and construction period, or the payment of any damages to CorEnergy which may result from Ultra’s actions.

“We believe that uninterrupted access to the CorEnergy pipeline is the basis for Ultra’s published financial forecasts,” said CorEnergy CEO David Schulte. “Our team has consistently communicated our willingness to consider amendments to our lease that are in the best interest of both organizations.  We welcome the prospect of entering a mediation process aimed at improving our business relationship.  The mediation is nonbinding, so we are able to return promptly to the bankruptcy court with either our motion to dismiss or a motion to approve a consensual amendment to the lease.”

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders

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will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corenergy.reit